SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

     Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 33-20345
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                       First Church Financing Corporation
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             (Exact name of registrant as specified in its charter)

                   215 North Main Street, West Bend, WI 53095
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                           Telephone: (262) 334-5521
                                      --------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     8.25% Mortgage-Backed Bonds, Series 1
                     8.75% Mortgage-Backed Bonds, Series 2
                     8.00% Mortgage-Backed Bonds, Series 3
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            (Title of each class of securities covered by this Form)

                                      None
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under Sections 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [ ]            Rule 12h-3(b)(1)(i)    [x]
     Rule 12g-4(a)(1)(ii)  [ ]            Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)   [ ]            Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)  [ ]            Rule 12h-3(b)(2)(ii)   [ ]
                                          Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification of or notice date: 0*<F1>

     Pursuant to the requirements of the Securities Exchange Act of 1934, First Church Financing Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  March 11, 2002                   BY:  /s/ Scott D. Rolfs
                                            --------------------------
                                            Scott D. Rolfs
                                            President

*<F1>  Effective March 10, 2002, all of the outstanding bonds were redeemed.